Exhibit 10.71

DATED 18 FEBRUARY 2026

THE SELLER

AND

THE BUYER

SHARE PURCHASE AGREEMENT

for the sale and purchase of certain shares in the issued share capital of

VELOCE ESPORTS LIMITED

THIS AGREEMENT is made on 18 February 2026

PARTIES:

(1)	DARRYL EALES of Grey Mill, Grey Mill Lane, Wootton Wawen, Warwickshire, B95 6HL (the “Seller”); and

(2)	SPORTS ENTERTAINMENT GAMING GLOBAL CORPORATION (trading as SEGG MEDIA and formerly known as LOTTERY.COM INC.), a corporation incorporated and registered in the State of Delaware, USA (with file number 5991629 and whose principal place of business is 5049 Edwards Ranch Road, 4th Floor, Fort Worth, TX 76109) (the “Buyer”).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires:

“Advisory Board Invitation Letter” means the letter from the Buyer to the Seller inviting the Seller to join the advisory board of its Sports.com business division once created and constituted in the period of up to 90 days after Completion;

“Business Day” means any day other than a Saturday, Sunday or public holiday in England, Texas (USA) or Delaware (USA);

“Buyer’s Group” means the Buyer, the subsidiaries of the Buyer, any company of which the Buyer is a subsidiary from time to time (its holding company) and any other subsidiaries from time to time of that holding company, each such company being a “member of the Buyer’s Group”;

“Call Option” has the meaning set out in clause 6.1;

“Company” means Veloce Esports Limited, a private company limited by shares incorporated in England and Wales with registered number 11135021 and having its registered office at 58a Bronsart Road, London, England, SW6 6AA;

“Completion” means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 4;

“Completion Date” means the date of this Agreement;

“Consideration Shares” means 304,413 shares of common stock of the Buyer;

“enactment” means any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

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“Data Room” has the meaning given in the Subscription Agreement;

“Disclosed” has the meaning given in the Subscription Agreement;

“Disclosure Letter” has the meaning given in the Subscription Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest or other encumbrance, security interest or other arrangement having similar effect;

“Exercise Notice” means the written notice given in by the Seller or the Buyer, as the case may be, substantially in the form set out Schedule 1 to this Agreement;

“First Call Option Shares” means 25% of the number of Consideration Shares issued to the Seller on Completion (rounded up to the nearest whole Share), but excluding any such Consideration Shares transferred by the Seller prior to Option Completion in accordance with clause 5.4;

“First Option Exercise Period” means the period of ten Business Days commencing on (and including) the First Reference Date;

“First Put Option Shares” means 50% of the number of Consideration Shares issued to the Seller by the Buyer on Completion (rounded up to the nearest whole Share), but excluding any such Consideration Shares transferred by the Seller prior to Option Completion in accordance with clause 5.4;

“First Reference Date” means 16 August 2026, or if such date is not a Business Day, the next Business Day thereafter;

“holding company” means a holding company as defined by section 1159 CA 2006;

“Nominated Account” means the following bank account:

Account name: Darryl Eales

Bank: Barclays Bank Plc

Sort Code: 20-77-62

Account: 40342254

IBAN: GB39BUKB20776240342254

BIC: BUKBGB22

or such other account as the Seller may notify to the Buyer in writing from time to time;

“Option” means the Call Option or the Put Option;

“Option Completion” means the completion of the exercise of the relevant Option as described in clause 6.10;

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“Option Shares” means the Call Option Shares or the Put Option Shares, as applicable;

“Purchase Price” has the meaning set out in clause 3.1;

“Put Option” has the meaning set out in clause 6.1;

“Put Option Shares” means all of the Consideration Shares held by the Seller on the date of the Exercise Notice;

“Sale Shares” means the 3,098 A Ordinary Shares of £0.01 each in the capital of the Company held by the Seller;

“Second Call Option Shares” means 25% of the number of Consideration Shares issued to the Seller on Completion (rounded up to the nearest whole Share), but excluding any such Consideration Shares transferred by the Seller prior to Option Completion in accordance with clause 5.4;

“Second Option Exercise Period” means the period of ten Business Days commencing on (and including) the Second Reference Date;

“Second Put Option Shares” means 50% of the number of Consideration Shares issued to the Seller by the Buyer on Completion (rounded up to the nearest whole Share), but excluding any such Consideration Shares transferred by the Seller prior to Option Completion in accordance with clause 5.4;

“Second Reference Date” means 30 April 2027, or if such date is not a Business Day, the next Business Day thereafter;

“Subscription Agreement” means the subscription agreement entered into by the Buyer and the Company on 11 July 2025, as varied from time to time between 11 July 2025 and the date of this Agreement (both dates inclusive) but, for the avoidance of doubt, excluding any variations or amendments made after the date of this Agreement; and

“subsidiary” means a subsidiary as defined by section 1159 CA 2006.

1.2	In this Agreement unless the context otherwise requires:

(a)	references to a clause are to a clause of this Agreement;

(b)	references to this Agreement or any other document or to any specified provision in any of them are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with their terms or, as the case may be, with the agreement of the relevant parties;

(c)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

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(d)	the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(e)	a reference to any enactment shall include:

(i)	any provision which it has re-enacted (with or without modification) or modified; and

(ii)	that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date of this Agreement,

but any such changes taking effect after the date of this Agreement shall not impose any additional liability or obligation on any of the parties or deprive any of them of any right, in each case under this Agreement; and

(f)	references to “writing” or “written” includes e-mail and any other method of reproducing words in a legible and non-transitory form.

1.3	The contents table and the descriptive headings to clauses in this Agreement are inserted for convenience only, have no legal effect and shall be ignored in interpreting this Agreement.

1.4	Any reference to the Consideration Shares for the purposes of clauses 5.2 to 5.4 and the Option Shares for the purposes of clause 6 shall be deemed to include any shares of common stock in the Buyer held by the Seller arising out of the consolidation, conversion or subdivision of any of the Consideration Shares, or acquired by any issue of shares of common stock in the Buyer by way of dividend, distribution, bonus issue or by way of capitalisation of profits or reserves, or in exchange or substitution for any of the Consideration Shares (each of the foregoing being a “Reorganisation”). If a Reorganisation occurs after the date of this Agreement but before Option Completion, all shares, stock and other securities (if any) to which the Seller (or its nominees) become legally or beneficially entitled as a result of each such Reorganisation, and which derive (whether directly or indirectly) from the Consideration Shares, shall be deemed to be subject to the restrictions in clauses 5.2 to 5.4 and the Options in clause 6, and the US $10.00 amounts referred to throughout clause 6 shall be adjusted appropriately to take account of the Reorganisation.

2	SALE AND PURCHASE OF THE SALE SHARES

2.1	The Seller shall on Completion sell to the Buyer the Sale Shares with full title guarantee and free from any Encumbrance, and the Buyer shall purchase the Sale Shares from the Seller.

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2.2	Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Company on or after Completion).

2.3	Neither the Seller nor the Buyer shall be obliged to complete the sale and purchase of the Sale Shares under this Agreement unless the sale and purchase of all of the Sale Shares under this Agreement are completed simultaneously.

3	PURCHASE PRICE

3.1	The purchase price for the Sale Shares shall be £3,738,333 (the “Purchase Price”), which shall be paid or satisfied by the Buyer to the Seller as follows:

(a)	£1,500,000 (one million five hundred thousand) shall be paid in cash in GBP in accordance with clauses 3.2 and 3.3 (the “Cash Consideration”); and

(b)	£2,238,333 shall be satisfied on Completion (or as soon as reasonably practicable, and in any event within five Business Days, thereafter) by the Buyer issuing the Consideration Shares to the Seller, credited as fully paid. For these purposes, the Buyer and the Seller acknowledge and agree that the value of each Consideration Share for the purposes of this Agreement is £7.35 (rounded, and being the agreed GBP equivalent of US $10 as at the date of this Agreement).

3.2	The Cash Consideration shall be paid by the Buyer to the Seller in the following instalments and on the following payment dates (or if such payment date is not a Business Day, the next Business Day thereafter):

Cash Consideration Amount	Payment Date
£125,000	Completion Date
£125,000	17 March 2026
£312,500	15 April 2026
£312,500	15 July 2026
£312,500	15 October 2026
£312,500	15 February 2027

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3.3	All cash amounts to be paid by the Buyer to the Seller under this Agreement shall be paid by way of electronic transfer of immediately available cleared funds into the Nominated Account. Each payment made to the Nominated Account shall discharge the obligations of the Buyer in relation to the amount so paid, and the Buyer shall have no obligation as to its distribution to the Seller.

3.4	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any claim under the Agreement.

4	COMPLETION

4.1	At Completion, the Seller shall deliver to the Buyer or authorised representatives of the Buyer (to the extent not previously delivered or provided):

(a)	transfer(s) in respect of the Sale Shares duly executed and completed in favour of the Buyer; and

(b)	all share certificates in respect of the Sale Shares.

4.2	At Completion, the Buyer shall:

(a)	pay the first instalment of the Cash Consideration to the Seller in accordance with clauses 3.2 and 3.3;

(b)	issue the Consideration Shares to the Seller, credited as fully paid and issued, or otherwise procure that the Consideration Shares will be issued as soon as reasonably practicable, and in any event within five Business Days of Completion; and

(c)	deliver the Advisory Board Invitation Letter to the Seller.

5	CONSIDERATION SHARES

5.1	Except for the restrictions set out in this Agreement, the Consideration Shares shall rank pari passu in all respects with the existing shares of common stock of the Buyer, including the right to receive all dividends declared, made or paid after the Completion Date (save that they shall not rank for any dividend or other distribution declared made, or paid by reference to a record date before the Completion Date).

5.2	The Seller undertakes to the Buyer that the Seller shall not at any time before the expiry of the First Option Exercise Period (or, if the Buyer has exercised the Call Option within the First Option Exercise Period, the date of Option Completion as set out in the Exercise Notice) sell, transfer or otherwise dispose of, or create any Encumbrance over, any of the Consideration Shares (or any interest in them), or enter into any agreement to do so, except in accordance with clause 5.4.

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5.3	In addition to the undertaking set out in clause 5.2, the Seller undertakes to the Buyer that he or it shall not at any time before the expiry of the Second Option Exercise Period (or, if the Buyer has exercised the Call Option in the Second Option Exercise Period, the date of Option Completion as set out in the Exercise Notice) sell, transfer or otherwise dispose of, or create any Encumbrance over, more than 50% of the Consideration Shares (or any interest in them), or enter into any agreement to do so, except in accordance with clause 5.4.

5.4	Nothing in clauses 5.2 and 5.3 shall prevent the Seller from selling, transferring or otherwise disposing of any Consideration Shares (or any interest in them):

(a)	in connection with any takeover of the whole of the shares of common stock of the Buyer which is recommended by a majority of the Buyer’s board of directors; or

(b)	with the prior written consent of the Buyer.

5.5	The Seller acknowledges and agrees that:

(a)	none of the Consideration Shares will be eligible under Rule 144 of the US Securities Act of 1933 (as amended) for the period upon which the restrictions in clause 5.2 apply; and

(b)	50% of the Consideration Shares will not be eligible under Rule 144 of the US Securities Act of 1933 (as amended) for the period upon which the restrictions in clause 5.3 apply.

5.6	The Seller acknowledges and agrees that the Buyer will be granted and hold voting proxies on behalf of the Seller:

(a)	in respect of such number of the Consideration Shares (up to a maximum of 50% of the Consideration Shares); and

(b)	for all or any part (or parts) of the period from the Completion Date until the Second Reference Date,

to the extent required, in the reasonable opinion of the Buyer, for the purposes of preventing (i) the existing shareholders of the Company prior to the date of this Agreement, whether individually or by acting in concert, from having, or being deemed to have, control of the Buyer or (ii) the Buyer from being required to make public filings in respect of the relationship of the existing shareholders as a voting bloc or persons acting in concert, in each case, under any applicable law, the rules of any stock exchange upon which the shares of the Buyer are traded (including NASDAQ), in accordance with the requirements of the Securities and Exchange Commission or for any other regulatory purpose.

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6	CONSIDERATION SHARES PUT AND CALL OPTIONS

6.1	The Buyer grants to the Seller (i) an option to require the Buyer to purchase the First Put Option Shares (the “First Put Option”) and (ii) an option to require the Buyer to purchase the Second Put Option Shares (the “Second Put Option”), and the Seller grants to the Buyer (iii) an option to purchase the First Call Option Shares (the “First Call Option”) and an option to purchase the Second Call Option Shares (the “Second Call Option”), in each case, subject to and in accordance with the terms of this clause 6.

6.2	The First Put Option may only be exercised by the Seller in the First Option Exercise Period if the Volume Weighted Average Price (“VWAP”) of each share of common stock of the Buyer for the five (5) trading days prior to (and including) the First Reference Date is less than US $10.00.

6.3	The Second Put Option may only be exercised by the Seller in the Second Option Exercise Period if the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and including) the Second Reference Date is less than US $10.00.

6.4	The First Call Option may only be exercised by the Buyer in the First Option Exercise Period if the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and including) the First Reference Date is more than US $10.00 and may only be exercised by the Buyer on one occasion.

6.5	The Second Call Option may only be exercised by the Buyer in the Second Option Exercise Period if the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and including) the Second Reference Date is more than US $10.00 and may only be exercised by the Buyer on one occasion.

6.6	The First Put Option may be exercised by the Seller giving an Exercise Notice to the Buyer, and the First Call Option may be exercised by the Buyer giving an Exercise Notice to the Seller, at any time within the First Option Exercise Period (subject always to the relevant condition in clause 6.2 or 6.4, as the case may be, being satisfied).

6.7	The Second Put Option may be exercised by the Seller giving an Exercise Notice to the Buyer, and the Second Call Option may be exercised by the Buyer giving an Exercise Notice to the Seller, at any time within the Second Option Exercise Period (subject always to the relevant condition in clause 6.3 or 6.5, as the case may be, being satisfied).

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6.8	The Exercise Notice shall include (i) the date upon which the Exercise Notice is given, (ii) a statement to the effect that the First Put Option, Second Put Option, First Call Option or Second Call Option (as the case may be) is being exercised, and (iii) a date, which is no less than five and no more than 15 Business Days after the date of the Exercise Notice, on which Option Completion is to take place. An Exercise Notice may not be revoked once given.

6.9	The consideration payable by the Buyer to the Seller on the completion of the exercise of the relevant Option (“Option Consideration”) shall be US $10.00 per each Option Share, satisfied in full in cash in USD at Option Completion.

6.10	Option Completion shall take place remotely (or at such other place as is agreed by the parties in writing) on the date specified in the Exercise Notice (or such later date as the parties may agree in writing). At Option Completion:

(a)	the Buyer shall pay the Option Consideration to the Seller in USD in accordance with clause 3.3; and

(b)	the Seller shall deliver to the Buyer such form of stock power or stock transfer form in respect of the Option Shares (“Transfer Instruments”) or provide such instructions to its broker, custodian or transfer agent (“Transfer Instructions”), in each case, as the Buyer may reasonably require to transfer the Option Shares to the Buyer.

6.11	The Option Shares shall be sold with full title guarantee free from all Encumbrances and with all rights and benefits attached or accruing to them at Option Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Buyer on or after Option Completion).

6.12	If the Buyer has complied with its obligation to pay the Option Consideration in accordance with clause 6.10(a) and the Seller fails to comply with its obligations under clause 6.10(b), any director or officer of the Buyer may give a good discharge for the Option Consideration on behalf of the Seller and may execute and deliver to the Buyer the Transfer Instruments and give the Transfer Instructions on behalf of the Seller. The Seller hereby:

(a)	irrevocably and by way of security for its obligations under this Agreement appoints any one director or officer of the Buyer nominated in writing by the Buyer as its attorney following the exercise of the relevant Option to execute, on the Seller’s behalf, the Transfer Instruments, to give, on the Seller’s behalf, the Transfer Instructions, and to execute such other documents and do all such other acts as may be necessary to transfer title to the Option Shares to the Buyer; and

(b)	authorises the directors and officers of the Buyer to approve the registration of such Transfer Instruments or other documents.

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7	POST COMPLETION MATTERS

7.1	The Seller undertakes that for so long as it remains the registered holder of any of the Sale Shares, it shall:

(a)	hold such shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them on or after Completion and all rights arising out of or in connection with them in trust for the Buyer; and

(b)	deal with and dispose of such shares and all such dividends, distributions and rights as are described in clause 7.1(a) as the Buyer may direct.

7.2	The Seller appoints the Buyer (subject as specified in clause 7.3) as its lawful attorney for the sole purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of the Company from Completion to the day on which the Buyer or its nominee is validly entered in the register of members of the Company as the holder of the shares referred to in clause 7.1 and for that purpose the Seller authorises:

(a)	the Company to send any written resolutions, notices or other communications in respect of their holding of Sale Shares to the Buyer; and

(b)	the Buyer to complete in such manner as it thinks fit and to return written resolutions, proxy forms, consents to short notice and any other document required to be signed by it in its capacity as a member.

7.3	The power of attorney in clause 7.2 does not authorise the Buyer to pass any resolution:

(a)	under section 102 or 109 CA 2006 to re-register the Company as an unlimited company; or

(b)	which would or might otherwise result in any additional liability of any nature falling directly or indirectly on the Seller (including by acquiring nil paid or partly paid shares in the capital of any company or shares in an unlimited company in the name of the Seller) and the appointment in clause 7.2 shall terminate in respect of the Seller on the date on which the Buyer is validly registered as a shareholder in the Company in respect of all of the Sale Shares.

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7.4	The Seller shall, execute or, so far as is within its power, procure that any relevant third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after Completion reasonably require in order to vest the beneficial ownership of the Sale Shares in the Buyer.

7.5	The Buyer shall procure that the Seller shall have access to the Buyer’s broker in order for the Seller to facilitate the sale of shares in the Buyer as and when such shares are unrestricted and the Seller elects to make any such sale.

8	DEFAULT

8.1	If all or any part of an instalment of the Cash Consideration is not paid on the applicable payment date set out in clause 3.2, or all or any part of the Option Consideration is not paid at Option Completion (such amount due but unpaid being an “Overdue Sum”) then:

(a)	should such Overdue Sum remain outstanding by the date falling 10 days after the applicable payment date but be paid before the date falling 20 days after the applicable payment date then the Buyer shall pay an amount equal to 105% of the Overdue Sum to the Seller in accordance with clause 3.3 in satisfaction of its obligation to pay the Overdue Sum;

(b)	should such Overdue Sum remain outstanding by the date falling 20 days after the applicable payment date but be paid before the date falling 30 days after the applicable payment date then the Buyer shall pay an amount equal to 110% of the Overdue Sum to the Seller in accordance with clause 3.3 in satisfaction of its obligation to pay the Overdue Sum;

(c)	should such Overdue Sum remain outstanding by the date falling 30 days after the applicable payment date (“Prolonged Default Date”), on each day after (and including) the Prolonged Default Date that the Overdue Sum remains outstanding, the Buyer shall immediately issue to the Seller such number of shares of common stock of the Buyer (“Prolonged Default Compensation Shares”) as shall be determined by dividing:

(i)	$450 x (Overdue Sum/100,000)

by

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(ii)	the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and excluding) the relevant date upon which the relevant Prolonged Default Compensation Shares are to be issued, which process shall repeat every day after the Prolonged Default Date until an amount equal to 110% of the Overdue Sum has been repaid in full (whether before or after judgement). The Prolonged Default Compensation Shares shall be credited as fully paid, shall rank pari passu in all respects with the existing shares of common stock of the Buyer, including the right to receive all dividends declared, made or paid after their issue date (save that they shall not rank for any dividend or other distribution declared made, or paid by reference to a record date before their issue date); and shall be unrestricted and freely tradeable immediately after their issue date; and

(d)	should such Overdue Sum remain outstanding on the date falling 60 days after the applicable payment date (“Conversion Date”), the Buyer shall on the Conversion Date issue to the Seller such number of shares of common stock of the Buyer (“Conversion Shares”) as shall be determined by dividing:

(i)	110% of the Overdue Sum;

by

(ii)	the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and excluding) the Conversion Date,

rounded up to the nearest whole number of Conversion Shares, and such issue of the Conversion Shares shall constitute good and valid discharge of the obligation of the Buyer to pay 110% of the Overdue Sum to the Seller. The Conversion Shares shall be credited as fully paid, shall rank pari passu in all respects with the existing shares of common stock of the Buyer, including the right to receive all dividends declared, made or paid after their issue date (save that they shall not rank for any dividend or other distribution declared made, or paid by reference to a record date before their issue date); and shall be unrestricted and freely tradeable immediately after their issue date.

8.2	If the issue of any shares pursuant to this Agreement will result in the Seller holding more than 5% of the shares of common stock of the Buyer, the Seller may elect at its sole discretion (and by giving written notice to the Buyer) to be issued pre-funded warrants (in the form substantially set out in Schedule 2) with the exercise price being the price at which the shares would otherwise have been issued in respect such shares in the common stock of the Buyer to avoid the Seller exceeding that threshold and the Buyer shall issue such pre-funded warrants to the Seller within 10 Business Days of the notice being given by the Seller.

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9	SELLER WARRANTIES AND LIMITATIONS

9.1	The Seller warrants to the Buyer that:

(a)	the Seller is the sole legal and beneficial owner and the sole registered holder of the Sale Shares;

(b)	the Seller is entitled to sell and transfer the full legal and beneficial interest in the Sale Shares to the Buyer on the terms of this Agreement;

(c)	the Seller has the power and authority to enter into and perform its obligations under this Agreement;

(d)	when executed, the Seller’s obligations under this Agreement will be binding on it;

(e)	the execution and delivery of, and performance by the Seller of its obligations under this Agreement will not result in any breach of applicable law; and

(f)	at Option Completion, the Seller will be the sole legal and beneficial owner and the sole registered holder of the Option Shares (excluding any shares transferred by the Seller prior to Option Completion in accordance with clause 5.4);

(g)	at Option Completion, the Seller will be entitled to sell and transfer the full legal and beneficial interest in the Option Shares to the Buyer on the terms of this Agreement (excluding any shares transferred by the Seller prior to Option Completion in accordance with clause 5.4).

9.2	The Seller warrants to the Buyer that, subject to:

(a)	any matters Disclosed in the documents contained in the Data Room;

(b)	any matters Disclosed in the Disclosure Letter; and

(c)	any exceptions expressly provided for in the remainder of this clause 9,

so far as the Seller is actually aware (the defined terms in this clause 9.2 being as defined in the Subscription Agreement):

1.	The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom as at the Accounts Date and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding three financial years (save as disclosed in the Accounts or such corresponding accounts), comply with the requirements of the Companies Act 2006 and give a true and fair view of the state of affairs of the Company and the Subsidiaries on a consolidated basis (in relation to the group accounts) and the Company (in relation to the Company accounts) at the Accounts Date and of the profits and losses for the period concerned.

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2.	The Management Accounts:

(a) have been prepared in accordance with good accounting practice on a basis consistent with that upon which the management accounts of the Company for the period to the Accounts Date were prepared;

(b) (having regard for the purpose for which they were prepared and the information known to the Company at the date on which they were prepared) reasonably reflect the financial affairs of the Company at the date to which they have been prepared and its results for the period covered by the Management Accounts; and

(c) are not inaccurate or misleading in any material respect.

3.	Since the Management Accounts Date as regards the Company:

(a) its business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b) save in respect of the acquisition of additional shares in the capital of Quadrant Esports Limited, it has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than trading stock in the ordinary course of the business carried on by it) or assumed or acquired any material liability (including a contingent liability);

(c) no dividend or other distribution (as defined by sections 1000, 1064 and 455, 459, and 460 of the Corporation Taxes Act 2010) has been declared, made or paid to its members nor has it repaid any loan capital or other debenture;

(d) no change has been made (or agreed to be made) in the emoluments or other terms of employment of any of its directors nor has it paid any bonus or special remuneration to any of its directors;

(e) it has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

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(f) there has not been any material deterioration in the financial position or, so far as the Company is aware, prospects of the Business (whether in consequence of normal trading or otherwise);

(g) no employee on a salary in excess of £100,000 per annum has been dismissed or made redundant nor has the Company taken or omitted to take any action which would entitle any such employee to claim that they have been constructively dismissed; and

(h) it has not incurred any material liabilities or obligations, contingent or otherwise, other than:

(i) liabilities and obligations incurred in the ordinary course of business since the Management Accounts Date; or

(ii) liabilities and obligations that would not be required under accounting principles, standards and practices which are generally accepted in the United Kingdom to be disclosed on a balance sheet of the Company if one were prepared as of the date of this Agreement.

9.3	Each warranty statement in clause 9.2 is a separate and independent warranty, and, save as otherwise expressly provided, no such warranty statement shall be limited by reference to any other warranty statement or by the other terms of this Agreement.

9.4	The rights and remedies of the Buyer in respect of any breach of clause 9.1 (a “Fundamental Warranty Claim”) or clause 9.2 (“General Warranty Claim”) shall not be affected by Completion or any investigation made by or on behalf of the Buyer into the affairs of the Company.

9.5	The limitations set out in clauses 9.6 to 9.14 shall not apply to any Fundamental Warranty Claim or General Warranty Claim (each a “Warranty Claim”) which is the consequence of fraud , or wilful concealment by or on behalf of the Seller.

9.6	No Warranty Claim may be made against the Seller unless written notice of such Warranty Claim is served on the Seller, giving reasonable details of the Warranty Claim (including to the extent the Buyer is aware, the nature of the liability and quantum of the Warranty Claim), within:

(a)	in the case of a Fundamental Warranty Claim, the three-year period commencing on the date of this Agreement; or

(b)	in the case of a General Warranty Claim, the 18-month period commencing on the date of this Agreement.

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9.7	The Seller shall not be liable for a Warranty Claim unless proceedings have been issued within 6 months of the applicable date the notice referred to in clause 9.6 is given, and if proceedings have not been issued on or before expiry of such 6 month period, the Warranty Claim shall be deemed to have been irrevocably withdrawn and the Seller shall have no further liability in respect of that Warranty Claim.

9.8	The aggregate liability of the Seller in respect of all and any Warranty Claims shall be limited to an amount equal to the amount of the Purchase Price actually received by the Seller (whether paid in cash or satisfied by the issue of Consideration Shares).

9.9	The Seller shall not be liable for a General Warranty Claim unless:

(a)	the Seller’s liability in respect of that General Warranty Claim (together with any connected General Warranty Claims) exceeds £25,000; and

(b)	the amount of the Seller’s liability in respect of that Warranty General Claim when aggregated with the Seller’s liability for all other Warranty General Claims (other than those excluded under clause 9.9(a) above), exceeds an amount equal to 1% of the Purchase Price, in which case the Seller shall be liable for the whole amount claimed (and not just the amount above the threshold specified in this clause 9.9(b) excluding any costs or expenses of the Buyer in connection with bringing any General Warranty Claims).

For the purpose of this clause, a General Warranty Claim is connected with another General Warranty Claim if they arise from the same event, facts or circumstances.

9.10	The limitations in clause 4.14 of the Subscription Agreement shall apply on a mutatis mutandis basis in this Agreement.

9.11	The Buyer shall be entitled to make a Warranty Claim in respect of any liability which is contingent or unascertained provided that written notice of the Warranty Claim (giving as far as practical the amount and details of the General Warranty Claim) is given to the Seller before the expiry of the relevant period specified in clause 9.6 and the Seller shall not be liable to make any payment in respect of such Warranty Claim until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified and provided that notice is given to the Seller within 15 Business Days of the liability becoming an actual liability or (as the case may be) becoming capable of being quantified.

9.12	Nothing in this Agreement shall prejudice the Buyer’s duty under common law to mitigate any loss or liability which is the subject of a Warranty Claim.

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9.13	The Seller shall not be liable more than once for the same loss, whether such loss is recovered pursuant to this Agreement, the Subscription Agreement or any other share transfer agreement entered into on or around the date of this Agreement.

9.14	The Buyer agrees that damages for a Warranty Claim shall be its only remedy and that it shall not be entitled to the remedy of rescission.

10	BUYER WARRANTIES

10.1	The Buyer warrants to the Seller that:

(a)	it has the power and authority to enter into and perform its obligations under this Agreement;

(b)	it has such power and authority as is required to issue the Consideration Shares to the Seller and any other shares to be issued to the Seller, on the terms of this Agreement;

(c)	it has obtained all such consents in respect of the issue of the Consideration Shares to the Seller and any other shares to be issued to the Seller, on the terms of this Agreement;

(d)	when executed, its obligations under this Agreement will be binding on it; and

(e)	the execution and delivery of, and performance by it of its obligations under, this Agreement will not result in any breach of applicable law.

11	GENERAL PROVISIONS

11.1	Entire Agreement

This Agreement constitutes the entire agreement between the parties in relation to the sale and purchase of the Sale Shares and other matters covered by it and supersedes any previous agreement between the parties in relation to those matters, which shall cease to have any further effect.

11.2	Alterations

No purported alteration or variation of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party to this Agreement.

11.3	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed constitutes a duplicate original, but all the counterparts together constitute the one agreement.

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No counterpart shall be effective until each party has duly executed at least one counterpart.

11.4	Payment of Costs

Each party shall be responsible for its own legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and the transactions contemplated by this Agreement.

12	SUCCESSORS, ASSIGNS AND THIRD PARTY RIGHTS

12.1	This Agreement shall be binding on and shall enure for the benefit of the permitted assigns, personal representatives and successors in title of each party.

12.2	None of the parties (nor any other person entitled to enforce rights under this Agreement) may assign the benefit of any rights, or transfer any of their obligations, under this Agreement, except that, subject always to clause 12.3:

(a)	the Buyer may assign any of its rights under this Agreement to any other member of the Buyer’s Group and this provision shall constitute any consent required of the Seller for those purposes, provided that the Buyer shall procure that, if the assignee subsequently ceases to be a member of the Buyer’s Group, the assignee shall assign the benefit of any of its rights under this Agreement back to the Buyer; and

(b)	the Buyer may assign any of its rights in respect of the Call Option to any person, provided that it transfers all of its obligations in respect of the Call Option to such person at the same time, and the parties shall, and the Buyer shall procure that such person shall, enter into any agreements or other documents as may reasonably be required to give effect to such assignment and transfer.

12.3	In the case of any assignment by the Buyer in accordance with clause 12.2, the liability of the Seller will be no greater than such liability would have been had no such assignment occurred, and unless and until the Seller receives notification of such assignment, the Seller may deal with the Buyer in connection with all matters arising under this Agreement.

12.4	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person (including any employee, officer, agent, representative or sub-contractor of a party) other than a party to this Agreement has the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the parties.

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13	CONFIDENTIAL INFORMATION

13.1	Each party to this Agreement undertakes that it shall keep the terms of this Agreement, any information that it has acquired that is confidential in nature concerning the other parties and any information developed by either party in performing its obligations under, or otherwise pursuant to this Agreement (“Confidential Information”) confidential and that it shall not use or disclose the other party’s Confidential Information to any person, except as permitted by clause 13.2.

13.2	A party to this Agreement may:

(a)	disclose any Confidential Information to any of its employees, officers, representatives or advisers (“Representatives”) who need to know the relevant Confidential Information for the purposes of the performance of any obligations under this Agreement, provided that such party must ensure that each of its Representatives to whom Confidential Information is disclosed is aware of its confidential nature and agrees to comply with this clause 13 as if it were a party; and

(b)	disclose any Confidential Information as may be required by law, any court, any governmental, regulatory or supervisory authority (including, without limitation, any securities exchange on which the shares in the stock of the Buyer are traded) or any other authority of competent jurisdiction to be disclosed.

14	NOTICES

14.1	Every notice under this Agreement must be sent by e-mail and shall be deemed to be duly given if:

(a)	in the case of notices to the Seller, it is sent to the Seller at darryl@alytech.co.uk, with a copy (which shall not constitute notice) to Laura.Chandler@Mishcon.com;

(b)	in the case of notices to the Buyer, it is sent to Robert Stubblefield at rob.stubblefield@lottery.com and Amar Ali at amarali1978@gmail.com, with a copy (which shall not constitute notice) to Severs@crowell.com, or to such other e-mail address or recipient as the relevant party may notify to the other party in accordance with this clause 14 from time to time, provided that such other e-mail address or recipient shall take effect no earlier than three Business Days following the date of such notice informing the other party of the new e-mail address or recipient.

14.2	Any notice duly given within the meaning of clause 14 shall be deemed to have been both given and received when such e-mail is sent.

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14.3	For the purposes of this clause 14 “notice” shall include any request, demand, instruction, communication or other document. Each notice to be given under or in connection with this Agreement shall be in English and if that notice is translated into any other language, the English language text shall prevail.

14.4	The Buyer appoints the Company of 58a Bronsart Road, London, England, SW6 6AA to act as its agent to accept service of process and any other documents in any legal action or proceedings arising out of or in connection with this Agreement in England and Wales.

14.5	The Buyer undertakes that:

(a)	it will maintain such appointment, or an appointment with a replacement agent for service with a registered office in England and Wales, in full force and effect for so long as any of its obligations under this Agreement remain outstanding;

(b)	in the event that the Company ceases to be its agent for service of process in England and Wales, including in circumstances where the Buyer wishes to replace the Company as its agent, it will immediately appoint a replacement agent for service with a registered office address in England and Wales and notify the Seller in writing of the name and address of such replacement agent; and

(c)	if the Buyer fails to appoint a replacement agent in accordance with clause 14.5(b) above, the Seller shall be entitled (without prejudice to any other mode of service) to serve any process or other document by sending the same by registered post to the Buyer and/or the Company at its last known address, and such service shall be deemed effective.

15	APPLICABLE LAW AND DISPUTE RESOLUTION

15.1	This Agreement and any issues, disputes or claims arising out of or in connection with it shall be governed by and construed in accordance with English law.

15.1	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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SCHEDULE 1

FORM OF EXERCISE NOTICE

[Name of sender]

[Address of sender]

To:	[Buyer][Seller]
[Address of recipient]

[Date]

Dear [Buyer][Seller]

[First/Second] [Put/Call] Option: Exercise Notice

[We][I] refer to the share purchase agreement for the sale and purchase of certain shares in the issued share capital of Veloce Esports Limited entered into between Darryl Eales and Sports Entertainment Gaming Global Corporation (trading as SEGG Media and formerly known as Lottery.com Inc.) on [date] (the “SPA”). Terms defined in the SPA shall have the same meanings when used in this notice, which is an Exercise Notice for the purposes of the SPA.

[We][I] hereby give you written notice, on the date set out above, that:

(a)	[we are][I am] exercising the [First Put Option, Second Put Option, First Call Option or Second Call Option] in accordance with the terms of the SPA; and

(b)	the date of Option Completion shall be: [insert a date, which is no less than five and no more than 15 Business Days after the date of the Exercise Notice].

Yours faithfully,

[Signature]

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SCHEDULE 2

FORM OF WARRANT

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Appendix

COMMON STOCK PURCHASE WARRANT

Sports Entertainment Gaming Global Corporation

Warrant Shares: XXX,XXX, subject to adjustment as set forth herein.	Issuance Date: XXX,XXX

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, XXX,XXX, or its registered assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issuance Date as set forth above and on or prior to the close of business on the fifth and half annual anniversary of the Issuance Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Sports Entertainment Gaming Global Corporation., a Delaware company with principal executive offices at 5049 Edwards Ranch Road, 4th Floor, Fort Worth, Texas 76109 (the “Company”), the number of shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (as subject to adjustment hereunder, the “Warrant Shares”) as set forth above. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2.

Section 1. Warrant Shares. This Warrant is issued and entered into pursuant to the Share Purchase Agreement, dated as of XXX,XXX, by and between the Company and the Holder (the “Purchase Agreement”).

Section 2. Exercise.

(a)	Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after Issuance Date and before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form attached hereto. Within two (2) Trading Days (as defined below) following the date of aforesaid exercise, the Holder shall deliver the aggregate Exercise Price (if the exercise is pursuant to Section 2(b)) for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a bank specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary (although the Holder may surrender the Warrant to, and receive a replacement Warrant from, the Company), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) Trading Day of delivery of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. For purposes herein, the term “Trading Day” means any day that shares of Common Stock are listed for trading or quotation on any Trading Market.

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(b)	Exercise Price. The aggregate exercise price of this Warrant was pre-funded to the Company prior to the Initial Exercise Date and, consequently, no additional consideration shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever, including in the event this Warrant shall not have been exercised prior to the Termination Date.

Notwithstanding anything herein to the contrary, on the Termination Date, unless the Holder notifies the Company otherwise, if there is no effective registration statement registering the Warrant Shares, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c); provided however, that if the automatic exercise contemplated under this Section shall result in a conflict with the beneficial ownership limitations of Section 2(e), the Termination Date shall be extended so long as necessary to provide for full exercise of the Warrant under this Section 2(c). If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. Assuming (i) the Holder is not an Affiliate of the Company, and (ii) all of the applicable conditions of Rule 144 promulgated under the Securities Act with respect to Holder and the Warrant Shares are met in the case of such a cashless exercise, the Company agrees that the Company will cause the removal of the legend from such Warrant Shares (including by delivering an opinion of the Company’s counsel to the Company’s transfer agent at its own expense to ensure the foregoing), and the Company agrees that the Holder is under no obligation to sell the Warrant Shares issuable upon the exercise of the Warrant prior to removing the legend. The Company agrees not to take any position contrary to this Section.

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(c)	Mechanics of Exercise.

(i)	Delivery of Certificates Upon Exercise. Certificates for shares purchased hereunder shall be transmitted by the Company’s then-engaged transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to, or resale of the Warrant Shares, by the Holder and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, having been paid. The Company understands that a delay in the delivery of the Warrant Shares after the Warrant Share Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of Warrant Shares upon exercise of this Warrant the amount of $500.00 per Trading Day. The Company shall pay any payments incurred under this Section 2(d) in immediately available funds, or shares of Common Stock of the Company, in the Holder’s discretion, upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Warrant Shares by the Warrant Share Delivery Date, the Holder may revoke all or part of the relevant Warrant exercise by delivery of a notice to such effect to the Company, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the exercise of the relevant portion of this Warrant, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

(ii)	Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)	Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares by the Warrant Share Delivery Date, then the Holder will have the right, at any time prior to issuance of such Warrant Shares, to rescind such exercise.

(iv)	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

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(v)	Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

(vi)	Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(d)	Holder’s Exercise Limitations; Exchange Cap. The Company shall not effect any exercise of this Warrant, and Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder may decrease the Beneficial Ownership Limitation at any time and the Holder, upon not less than sixty-one (61) days’ prior notice to the Company, may increase or waive the Beneficial Ownership Limitation provisions of this Section 2(e), provided that any such increase or waiver will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. In the event that the Company is prohibited from issuing any shares of Common Stock pursuant to this Warrant due to the Company’s failure to obtain the Shareholder Approval (such number of shares that are prohibited from being issued are referred to herein as the “Exchange Cap Shares”), in lieu of issuing and delivering such Exchange Cap Shares to the Holder, the Company shall pay cash to the Holder in exchange for the cancellation of such portion of this Warrant exercisable into such Exchange Cap Shares (the “Exchange Cap Payment Amount”) at a price equal to the sum of (x) the product of (A) such number of Exchange Cap Shares and (B) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Exercise Notice with respect to such Exchange Cap Shares to the Company and ending on the date of the aforementioned payment under this Warrant and (y) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Exchange Cap Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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(e)	Voluntary Adjustment By Company. Subject to the rules and regulations of the primary Trading Market, the Company may at any time during the term of this Warrant, with the prior written consent of the Required Holders, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(f)	Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Warrant, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein). For the avoidance of doubt, the aggregate Exercise Price payable prior to such adjustment is calculated as follows: the total number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment (without regard to the Beneficial Ownership Limitation) multiplied by the Exercise Price in effect immediately prior to such adjustment. By way of example, if E is the total number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment (without regard to the Beneficial Ownership Limitation), F is the Exercise Price in effect immediately prior to such adjustment, and G is the Exercise Price in effect immediately after such adjustment, the adjustment to the number of Warrant Shares can be expressed in the following formula: Total number of Warrant Shares after such adjustment = the number obtained from dividing [E x F] by G.

Section 3. Certain Rights.

(i)	Definition. For purposes herein, “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors, advisors or independent contractors of the Company; provided, that such issuance is approved by a majority of the Board; and provided, further that such issuance shall not exceed in the aggregate 7.5% of the outstanding shares of Common Stock without the prior approval of the Holder, (b) securities upon the exercise of this Warrant or the exchange or conversion of any other securities issued to the Holder pursuant to the Purchase Agreement, and (c) securities issued pursuant to acquisitions or any other strategic transactions approved by a majority of the disinterested members of the Board; provided, that such acquisitions and other strategic transactions shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

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Section 4. Transfer of Warrant. Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant to the Company or its designated agent via email together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

Section 5. New Warrants. Subject to compliance with all applicable securities laws, this Warrant may be divided or combined with other Warrants upon presentation hereof to the Company via email, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto. Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 6. Miscellaneous.

(a)	Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(b)	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

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(c)	Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant, which number shall be at least 500% of the number of Warrant Shares to be issued upon exercise of this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value; (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant; and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof. Failure to maintain sufficient shares for exercise of the Warrant, shall constitute an Event of Default under the Purchase Agreement and Holder shall be able to rely on any applicable default remedies thereunder.

(d)	Governing Law and Jurisdiction. This Warrant shall be deemed executed, delivered and performed State of Delaware (“Delaware”). This Warrant shall be solely and exclusively construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed solely and exclusively by the internal laws of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware. The Company irrevocably and exclusively consents to and expressly agrees that binding arbitration in Delaware conducted by the Arbitrator Conflict Resolution Centre shall be their sole and exclusive remedy for any dispute arising out of or relating to the Warrant, Irrevocable Instructions or any other agreement between the parties, the Company’s transfer agent or the relationship of the parties or their affiliates, and that the arbitration shall be conducted via telephone or teleconference. If the Arbitrator is not available, a different arbitrator or in Delaware shall be chosen by the Holder and agreed upon by the Company. Company covenants and agrees to provide written notice to Holder via email prior to bringing any action or arbitration action against the Company’s transfer agent or any action against any person or entity that is not a party to this Warrant that is related in any way to this Warrant or any of the Exhibits under this Warrant or any transaction contemplated herein or therein, and further agrees to timely notify Holder to any such action. Company acknowledges that the governing law and venue provisions set forth in this Warrant are material terms to induce Holder to enter into the Transaction Documents and that but for Company’s agreements set forth in this section, Holder would not have entered into the Transaction Documents. In the event that the Holder needs to take action to protect their rights under the Warrant, the Holder may commence action in any jurisdiction needed with the understanding that the Warrant shall still be solely and exclusively construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed solely and exclusively by the internal laws of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Delaware. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note or any other related transaction document by email. This section and provision of the Warrant will not apply to the Confession of Judgment.

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(e)	Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(f)	Non-waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(g)	Notices. Any notice, request or other document required or permitted to be given or delivered hereunder shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(h)	Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(i)	Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

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(j)	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(k)	Amendment. Other than as specifically set forth herein, this Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

(l)	Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(m)	Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(n)	Execution in Counterparts, Electronic Transmission. This Warrant may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of Issuance Date.

SPORTS ENTERTAINMENT GAMING GLOBAL CORPORATION.

By:
Robert J. Stubblefield, Chief Financial Officer, [Interim] Chief Executive Officer & President

Agreed and accepted:

XXX,XXX

By:
Printed Name:
Title:

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NOTICE OF EXERCISE

THE UNDERSIGNED Buyer hereby exercises the right to receive _________________of the shares of Common Stock (“Warrant Shares”) of Sports Entertainment Gaming Global, a Delaware corporation (the “Company”), evidenced by the attached copy of the Common Stock Purchase Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant. As this is a prefunded warrant, no additional consideration shall be paid upon exercise.

Delivery of Warrant Shares. The Company shall deliver to the Buyer __________________ Warrant Shares in accordance with the terms of the Warrant.

Date:

(Print Name of Registered Buyer)

By:
Name:
Title:

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ASSIGNMENT FORM

SPORTS ENTERTAINMENT GAMING GLOBAL CORPORATION.

FOR VALUE RECEIVED, [_] all of or [____] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to _____________________________________________________________________________whose address is _______________________________________________________________________________________________.

Dated:	____________________, 202__

Holder:	[______________________________ ]

By:
Name:
Title:

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EXECUTION PAGES

SIGNED AND DELIVERED AS A DEED by SPORTS ENTERTAINMENT GAMING GLOBAL CORPORATION, acting by a duly authorised signatory who, in accordance with the laws of the State of Delaware, USA, is duly authorised to sign on its behalf, in the presence of:

) ) ) ) ) ) )	/s/ Robert J. Stubblefield
(Sign here)

Robert J. Stubblefield
(Name of authorised signatory)

CFO, Interim CEO & President
(Title of authorised signatory)

Witness signature:	/s/ Gregory Potts

Witness name:	Gregory Potts

Witness occupation:	Chief Operating Officer

Witness address:	5049 Edwards Ranch Rd 4th floor Fl, Fort worth, TX 76109

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EXECUTION PAGES

SIGNED AND DELIVERED AS A DEED by DARRYL EALES in the presence of:	) ) ) ) ) ) )	/s/ Darryl Eales
(Sign here)

Witness signature:	/s/ Cheryl Cooper

Witness name:	Cheryl Cooper

Witness occupation:	Director

Witness address:	49 Main Road Smalley Derbyshire DE7 6EF

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